Exhibit 99.1
Graymark Healthcare Agrees to Sell Pharmacy Division to Walgreens Creating Pure Play Sleep Apnea Company
Oklahoma City—(September 1, 2010)— Graymark Healthcare Inc. (NASDAQ: GRMH) today announced a definitive agreement under which Walgreen Co. will acquire substantially all of the assets of ApothecaryRx, the independent pharmacy division of Graymark Healthcare. Graymark expects to realize a total enterprise sale value of approximately $35 million including retained AR, expenses and proceeds from the liquidation of remaining ApothecaryRx assets.
The transaction is subject to customary regulatory conditions and would include all 18 ApothecaryRx stores located in five states. The parties anticipate that the transaction will close in the fourth quarter of calendar year 2010.
“The divestiture of our pharmacy division will allow us to put full focus on our sleep apnea business and to continue to grow that segment both organically and through acquisitions,” said Stanton Nelson, Chairman and CEO of Graymark Healthcare. “Rapid growth in the sleep segment, strong margins and the lack of a definitive market leader in the sleep apnea space makes this a very desirable area for our focus and investment,” Nelson continued.
ApothecaryRx was founded in 2006 and purchased large successful independent retail pharmacies retaining their local identities and community focus. “After examining all the choices, we believe that these stores will now best be positioned to succeed and continue to serve the needs of their communities within the Walgreens family,” added Nelson.
In 2009 Graymark Healthcare launched the nation’s first comprehensive care model for the diagnosis, treatment and continued support of patients with obstructive sleep apnea. It has grown into one of the largest national aggregators of sleep therapy businesses.
Morgan Joseph LLC’s Healthcare Investment Banking Group served as exclusive financial advisor to Graymark Healthcare on the transaction.
About Graymark Healthcare
Graymark Healthcare, Inc. provides comprehensive care for people with sleep apnea. Graymark offers diagnostic services through its owned centers as well as through management agreements with hospitals, clinics and other care sites including patients’ homes. Graymark offers treatment for sleep apnea through regional sites and longer term supportive care, including supplies, through its mail order and internet based programs. Graymark plans to continue its growth both internally and through strategic acquisitions related to the diagnosis and care of sleep apnea patients. Currently, Graymark Healthcare has a subsidiary that owns and operates independent retail pharmacies. Graymark plans to divest this subsidiary.
Graymark Healthcare, Inc.
210 Park Avenue, Suite 1350 • Oklahoma City, OK 73102 • ph: 405-601-5300 • fx: 405-601-4550 • www.graymarkhealthcare.com

Forward Looking Safe Harbor
This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For additional information, contact:
Graymark Healthcare, Inc.
Stanton Nelson
405-601-5300
Investor Contact
BPC Financial Marketing
John Baldissera
800-368-1217